Exhibit 1.2

VAULT-IC 4XX
WISeKey

SECURE MICRO-CONTROLLERS & EMBEDDED FIRMWARES

WISeKey International Holding Ltd

Half-year Report

January – June 2022

WISeKey International Holding AG

Unaudited Interim Consolidated Financial statements

The page numbers below refer only to the F pages of the interim report.

Contents

1. Unaudited Consolidated Statements of Comprehensive Income/(Loss)	F-3
2. Unaudited Consolidated Balance Sheets	F-5
3. Unaudited Consolidated Statements of Changes in Shareholders’ Equity	F-7
4. Unaudited Consolidated Statements of Cash Flows	F-8
5. Notes to the Unaudited Consolidated Financial Statements	F-10

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

1.	Unaudited Consolidated Statements of Comprehensive Income/(Loss)

	6 months ended	6 months ended
	June 30,	June 30,	Note
USD'000	2022 (unaudited)	2021 (unaudited)	ref.

Net sales	10,840	7,802	30
Cost of sales	(6,305)	(4,304)
Depreciation of production assets	240	(390)
Gross profit	4,775	3,108

Other operating income	33	114	31
Research & development expenses	(1,699)	(2,128)
Selling & marketing expenses	(3,556)	(3,227)
General & administrative expenses	(6,156)	(6,174)
Total operating expenses	(11,378)	(11,415)
Operating loss	(6,603)	(8,307)

Non-operating income	2,795	6,781	33
Debt conversion expense	(603)	—
Interest and amortization of debt discount	(134)	(455)	26
Non-operating expenses	(2,083)	(877)	34
Loss before income tax expense	(6,628)	(2,858)

Income tax income / (expense)	(1)	(1)
Loss from continuing operations, net	(6,629)	(2,859)

Discontinued operations:			14
Net sales from discontinued operations	1,805	2,142
Cost of sales from discontinued operations	(978)	(1,679)
Total operating and non-operating expenses from discontinued operations	(5,274)	(3,769)
Income tax recovery from discontinued operations	25	57
Gain on disposal of a business, net of tax on disposal	11,801	—
Income / (loss) on discontinued operations	7,379	(3,249)

Net income / (loss)	750	(6,108)

Less: Net income / (loss) attributable to noncontrolling interests	(1,685)	(1,767)

Net income / (loss) attributable to WISeKey International Holding AG	2,435	(4,341)

Earnings per share from continuing operations
Basic	(0.07)	(0.04)	36
Diluted	(0.07)	(0.04)	36
Earnings per share from discontinued operations
Basic	0.07	(0.05)	36
Diluted	0.07	(0.05)	36

Earning per share attributable to WISeKey International Holding AG
Basic	0.02	(0.07)	36
Diluted	0.02	(0.07)	36

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

	6 months ended	6 months ended
	June 30,	June 30,	Note
USD'000	2022 (unaudited)	2021 (unaudited)	ref.

Foreign currency translation adjustments	(3,218)	(777)
Change in unrealized gains related to available-for-sale debt securities	—	(5,564)
Reclassifications out of the OCI arising during period	1,156	—	14
Defined benefit pension plans:			27
Net gain (loss) arising during period	90	140
Other comprehensive income / (loss)	(1,972)	(6,201)
Comprehensive income / (loss)	(1,222)	(12,309)

Other comprehensive income / (loss) attributable to noncontrolling interests	(969)	80
Other comprehensive income / (loss) attributable to WISeKey International
Holding AG	(1,002)	(6,281)

Comprehensive income / (loss) attributable to noncontrolling interests	(2,655)	(1,687)
Comprehensive income / (loss) attributable
to WISeKey International Holding AG	1,433	(10,622)

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

2.	Unaudited Consolidated Balance Sheets

	As at June 30,	As at December 31,	Note
USD'000	2022 (unaudited)	2021	ref.
ASSETS
Current assets
Cash and cash equivalents	22,818	34,201	7
Restricted cash, current	105	110	8
Accounts receivable, net of allowance for doubtful accounts	30,344	2,979	9
Notes receivable from employees and related parties	66	68	10
Inventories	4,189	2,710	11
Prepaid expenses	792	1,198
Current assets held for sale	—	689	14
Other current assets	927	555	12
Total current assets	59,241	42,510

Noncurrent assets
Notes receivable, noncurrent	182	190	13
Deferred income tax assets	1	1
Deferred tax credits	1,073	848	15
Property, plant and equipment net of accumulated depreciation	743	573	16
Intangible assets, net of accumulated amortization	103	105	17
Finance lease right-of-use assets	130	171	18
Operating lease right-of-use assets	2,661	2,941	18
Goodwill	8,317	8,317	19
Equity securities, at cost	460	501	20
Equity securities, at fair value	1	1	21
Noncurrent assets held for sale	—	32,391	14
Other noncurrent assets	241	256	22
Total noncurrent assets	13,912	46,295
TOTAL ASSETS	73,153	88,805

LIABILITIES
Current Liabilities
Accounts payable	13,482	14,786	23
Notes payable	4,193	4,206	24
Convertible note payable, current	800	—	26
Deferred revenue, current	199	92	30
Current portion of obligations under finance lease liabilities	4	55	18
Current portion of obligations under operating lease liabilities	567	595	18
Income tax payable	7	11
Current liabilities held for sale	—	4,567	14
Other current liabilities	331	439	25
Total current liabilities	19,583	24,751

Noncurrent liabilities
Bonds, mortgages and other long-term debt	393	458	26
Convertible note payable, noncurrent	31	9,049	26
Deferred revenue, noncurrent	37	100	30
Operating lease liabilities, noncurrent	2,197	2,468	18
Employee benefit plan obligation	4,669	4,769	27
Other deferred tax liabilities	59	62
Noncurrent liabilities held for sale	—	5,712	14
Other noncurrent liabilities	3	57
Total noncurrent liabilities	7,389	22,675
TOTAL LIABILITIES	26,972	47,426

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

	As at June 30,	As at December 31,	Note
USD'000	2022 (unaudited)	2021	ref.

Commitments and contingent liabilities			28

SHAREHOLDERS' EQUITY
Common stock - Class A	400	400	29
CHF 0.01 par value
Authorized - 40,021,988 and 40,021,988 shares
Issued and outstanding - 40,021,988 and 40,021,988 shares
Common stock - Class B	5,334	4,685	29
CHF 0.05 par value
Authorized - 144,589,261 and 138,058,468
Issued - 100,294,518 and 88,120,054
Outstanding - 99,837,254 and 80,918,390
Treasury stock, at cost (457,264 and 7,201,664 shares held)	(371)	(636)	29
Additional paid-in capital	277,376	268,199
Accumulated other comprehensive income / (loss)	1,312	1,407
Accumulated deficit	(235,724)	(238,160)
Total shareholders'equity attributable to WISeKey shareholders	48,327	35,895
Noncontrolling interests in consolidated subsidiaries	(2,146)	5,484
Total shareholders'equity	46,181	41,379
TOTAL LIABILITIES AND EQUITY	73,153	88,805

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

3.	Unaudited Consolidated Statements of Changes in Shareholders’ Equity

	Number of common shares		Common Share Capital							Accumulated
								Share		other	Total	Non
					Total share	Treasury	Additional	subscription in	Accumulated	comprehensive	stockholders'	controlling
USD'000	Class A	Class B	Class A	Class B	capital	Shares	paid-in capital	progress	deficit	income / (loss)	equity	interests	Total equity
As at December 31, 2020	40,021,988	47,622,689	400	2,490	2,890	(505)	224,763	1	(217,820)	6,940	16,269	(1,843)	14,426
Common stock issued[1]	—	—	—	—	—	—	(154)	—	—	—	(154)	—	(154)
Options exercised[1]	—	30,497	—	2	2	—	2	(1)	—	—	3	—	3
Stock-based compensation	—	—	—	—	—	—	3,783	—	—	—	3,783	—	3,783
Changes in treasury shares	—	28,386,037	—	1,528	1,528	(1,528)	—	—	—	—	—	—	—
Yorkville SEDA	—	—	—	—	—	250	160	—	—	—	410	—	410
Crede convertible loan	—	3,058,358	—	174	174	56	3,512	—	—	—	3,742	—	3,742
GTO Facility	—	9,022,473	—	491	491	259	14,620	—	—	—	15,370	—	15,370
L1 Facility	—	—	—	—	—	645	12,387	—	—	—	13,032	—	13,032
Anson Facility	—	—	—	—	—	453	9,126	—	—	—	9,579	—	9,579
Change in Ownership within the Group	—	—	—	—	—	—	—	—	—	—	—	(26)	(26)
Acquisition of Arago Group	—	—	—	—	—	—	—	—	—	—	—	10,921	10,921
Share buyback program	—	—	—	—	—	(266)	—	—	—	—	(266)	—	(266)
Net loss	—	—	—	—	—	—	—	—	(20,340)	—	(20,340)	(3,754)	(24,094)
Other comprehensive income / (loss)	—	—	—	—	—	—	—	—	—	(5,533)	(5,533)	186	(5,347)
As at December 31, 2021	40,021,988	88,120,054	400	4,685	5,085	(636)	268,199	—	(238,160)	1,407	35,895	5,484	41,379
Common stock issued[1]	—	—	—	—	—	—	(64)	—	—	—	(64)	—	(64)
Options exercised[1]	—	171,942	—	9	9	—	8	—	—	—	17	—	17
Stock-based compensation	—	—	—	—	—	—	39	—	—	—	39	—	39
Changes in treasury shares	—	—	—	—	—	—	—	—	—	—	—	—	—
L1 Facility	—	3,678,608	—	197	197	175	3,411	—	—	—	3,783	—	3,783
Anson Facility	—	8,323,914	—	443	443	193	5,783	—	—	—	6,419	—	6,419
NCI cancellation TrusteCoin	—	—	—	—	—	—	—	—	—	—	—	7	7
Disposal of Arago entities	—	—	—	—	—	—	—	—	—	907	907	(4,983)	(4,076)
Share buyback program	—	—	—	—	—	(103)	—	—	—	—	(103)	—	(103)
Net income	—	—	—	—	—	—	—	—	2,436	—	2,436	(1,685)	751
Other comprehensive income / (loss)	—	—	—	—	—	—	—	—	—	(1,002)	(1,002)	(969)	(1,971)
As at June 30, 2022	40,021,988	100,294,518	400	5,334	5,734	(371)	277,376	—	(235,724)	1,312	48,327	(2,146)	46,181

1. The articles of association of the Company had not been fully updated as of June 30, 2022 with the shares issued out of conditional capital.

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

4.	Unaudited Consolidated Statements of Cash Flows

	6 months ended	6 months ended
	June 30,	June 30,
USD'000	2022 (unaudited)	2021 (unaudited)

Cash Flows from operating activities:
Net Income (loss)	750	(6,108)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	100	354
Amortization of intangible assets	122	230
Debt conversion expense	603	—
Interest and amortization of debt discount	134	455
Stock-based compensation	39	46
Bad debt expense	—	15
Inventory obsolescence impairment	(240)	176
Income tax expense / (recovery) net of cash paid	(25)	(56)
Other non cash expenses /(income)
Expenses settled in equity	76	7
Gain on disposal of a business	(11,801)	—
Unrealized gains related to available-for-sale debt securities recorded in the
income statement after acquisition of arago	—	(7,350)
Unrealized and non cash foreign currency transactions	1,244	200
Other	—	240

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	(826)	164
Decrease (increase) in inventories	(1,479)	3
Decrease (increase) in other current assets, net	(128)	852
Decrease (increase) in deferred research & development tax credits, net	(224)	756
Decrease (increase) in other noncurrent assets, net	15	1,646
Increase (decrease) in accounts payable	218	1,979
Increase (decrease) in deferred revenue, current	(9)	(575)
Increase (decrease) in income taxes payable	(5)	—
Increase (decrease) in other current liabilities	132	(2,553)
Increase (decrease) in deferred revenue, noncurrent	(63)	346
Increase (decrease) in defined benefit pension liability	(100)	(355)
Increase (decrease) in other noncurrent liabilities	(55)	(329)
Net cash provided by (used in) operating activities	(11,522)	(9,857)

Cash Flows from investing activities:
Sale / (acquisition) of property, plant and equipment	(132)	(36)
Sale of a business, net of cash and cash equivalents divested	(181)	—
Acquisition of a business, net of cash and cash equivalents acquired	—	(2,013)
Net cash provided by (used in) investing activities	(313)	(2,049)

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

	6 months ended	6 months ended
	June 30,	June 30,
USD'000	2022 (unaudited)	2021 (unaudited)

Cash Flows from financing activities:
Proceeds from options exercises	8	2
Proceeds from issuance of Common Stock	—	239
Proceeds from convertible loan issuance	1,406	33,141
Repayments of debt	(850)	(2,736)
Payments of debt issue costs	(93)	(1,646)
Repurchase of treasury shares	(102)	—
Net cash provided by (used in) financing activities	369	29,000

Effect of exchange rate changes on cash and cash equivalents	30	(217)

Cash and cash equivalents and restricted cash
Net increase (decrease) during the period	(11,436)	16,877
Balance, beginning of period	34,359	21,763
Balance, end of period	22,923	38,640

Reconciliation to balance sheet
Cash and cash equivalents	22,818	38,455
Restricted cash, current	105	108
Restricted cash, noncurrent	—	—
Balance, end of period	22,923	38,640

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	—	309
Cash paid for incomes taxes	1,821	—
Noncash conversion of convertible loans into common stock	10,800	20,337
Restricted cash received for share subscription in progress	—	402
Net effects of business acquired and disposed of (noncash)	2,831	(978)
ROU assets obtained from operating lease	29	2,395

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

5.	Notes to the Consolidated Financial Statements

Note 1.	The WISeKey Group

WISeKey International Holding AG, together with its consolidated subsidiaries (“WISeKey” or the “Group” or the “WISeKey Group”), has its headquarters in Switzerland. WISeKey International Holding AG, the ultimate parent of the WISeKey Group, was incorporated in December 2015 and is listed on the Swiss Stock Exchange, SIX SAG with the valor symbol “WIHN” since March 2016 and on the NASDAQ Capital Market exchange with the valor symbol “WKEY” since December 2019.

The Group develops, markets, hosts and supports a range of solutions that enable the secure digital identification of people, content and objects, by generating digital identities that enable its clients to monetize their existing user bases and at the same time, expand its own eco-system. WISeKey generates digital identities from its current products and services in Cybersecurity Services, IoT (internet of Things), Digital Brand Management and Mobile Security. In the first half of 2022, the Group decided to divest its Artificial Intelligence (“AI”) segment and sell arago GmbH in order to refocus on its core operations.

The Group leads a carefully planned vertical integration strategy through acquisitions of companies in the industry. The strategic objective is to provide integrated services to its customers and also achieve cross-selling and synergies across WISeKey. Through this vertical integration strategy, WISeKey anticipates being able to generate profits in the near future.

Note 2.	Future operations and going concern

The Group experienced a loss from operations in this reporting period. Although the WISeKey Group does anticipate being able to generate profits in the near future, this cannot be predicted with any certainty. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of USD 6.6 million in the six months ended June 30, 2022, and had positive working capital of USD 39.7 million as at June 30, 2022, calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections for the next 12 months to September 30, 2023, it has sufficient liquidity to fund operations and financial commitments. Historically, the Group has been dependent on equity financing to augment the operating cash flow to cover its cash requirements. Any additional equity financing may be dilutive to shareholders.

On February 8, 2018 the Group entered into a Standby Equity Distribution Agreement (“SEDA”) with YA II PN, Ltd., a fund managed by Yorkville Advisors Global, LLC (“Yorkville”) (see Note 26 for detail). Pursuant to the SEDA, Yorkville commits to provide equity financing to WISeKey in the aggregate amount of up to CHF 50.0 million in exchange for Class B Shares over a three-year period. Provided that a sufficient number of Class B Shares is provided through share lending, WISeKey has the right to make drawdowns under the SEDA, at its discretion, by requesting Yorkville to subscribe for (if the Class B Shares are issued out of authorized share capital) or purchase (if the Class B Shares are delivered out of treasury) Class B Shares worth up to CHF 5.0 million by drawdown, subject to certain exceptions and limitations. On March 04, 2020, the SEDA was extended by 24 months to March 31, 2023. In the six months ended June 30, 2022, WISeKey made no drawdown under the SEDA. As at June 30, 2022, the outstanding equity financing available was CHF 45,643,955.

On June 29,2021, WISeKey entered into an Agreement for the Subscription of up to USD 22 million Convertible Notes (the “L1 Facility”) with L1 Capital Global Opportunities Master Fund (“L1”), pursuant to which L1 commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the L1 Facility agreement as USD 11 million to be funded on June 29, 2021 (the “L1 Initial Tranche”). On September 27, 2021, WISeKey and L1 signed the First Amendment to the Subscription Agreement (the “L1 First Amendment”), pursuant to which, for the remaining facility, WISeKey had the right to request L1 to subscribe for four “accelerated” note tranches of up to USD 2,750,000 each or any other amount agreed between the parties (the “L1 Accelerated Tranches”), at the date and time determined by WISeKey during the commitment period, subject to certain conditions. On March 3, 2022, WISeKey and L1 signed the Second Amendment to the Subscription Agreement (the “L1 Second Amendment”), pursuant to which, for the remaining facility of USD 5 million, WISeKey has the right to request L1 to subscribe for five “additional accelerated” note tranches (the “L1 Additional Accelerated Tranches”), up until March 2, 2024, subject to certain conditions. In the six months ended June 30, 2022, WISeKey made two subscriptions under the L1 Facility for a total of USD 1.5 million L1 Additional Accelerated Tranches. As at June 30, 2022, the outstanding L1 Facility available was USD 3.5 million and convertible notes in an aggregate amount of USD 900,000 remained unconverted.

On June 29,2021, WISeKey entered into an Agreement for the Subscription of up to USD 22 million Convertible Notes (the “Anson Facility”) with Anson Investments Master Fund LP (“Anson”), pursuant to which Anson commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the Anson Facility agreement as USD 11 million to be funded on June 29, 2021 (the “Anson Initial Tranche”). On September 27, 2021, WISeKey and Anson signed the First Amendment to the Subscription Agreement, pursuant to which, for the remaining facility, WISeKey has the right to request Anson to subscribe for four “accelerated” note tranches of up to USD 2,750,000 each or any other amount agreed between the parties (the “Anson Accelerated Tranches”), at the date and time determined by WISeKey during the commitment period, subject to certain conditions. In the six months ended June 30, 2022, WISeKey made no subscription under the Anson Facility. As at June 30, 2022, the outstanding Anson Facility available was USD 5.5 million and all convertible notes issued had been converted.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

The SEDA, the L1 Facility and the Anson Facility will be used as a safeguard should there be any additional cash requirements not covered by other types of funding.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note 3.	Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Divestiture of arago

On March 14, 2022, the Group signed a Share Purchase and Transfer Agreement (the “SPTA”) to sell its 51% ownership in arago GmbH and its affiliates (together “arago” or the “arago Group”) to OGARA GmbH, with Neutrino Energy Property GmbH & Co. acting as “Buyer Guarantor”, who signed on March 16, 2022. The group subsidiaries making up the arago Group in scope for the sale are arago GmbH, arago Da Vinci GmbH, arago Technology Solutions Private Ltd, and arago US Inc. The completion of the sale was conditional on the consideration being transferred to WISeKey and the shares owned by the Group being transferred to OGARA GmbH.

The sale was completed on June 24, 2022, when the shares owned by WISeKey in arago were transferred to OGARA GmbH as WISeKey issued a waiver to accept a delayed payment of the consideration.

We assessed the SPTA under ASC 205 and concluded that the operation met the requirement to be classified as held for sale and, as such, that arago qualifies as discontinued operations from the date of the SPTA, March 16, 2022.

In line with ASC 205-20-45-3A and ASC 205-20-45-10 respectively, we reported the results of the discontinued operations as a separate component of income for the six months ending June 30, 2021, and June 30, 2022, and we classified their assets and liabilities separately as held for sale in the balance sheet for the year to December 31, 2021.

Per ASC 830-30-40-1, upon the divestiture of arago, WISeKey’s USD 1,245,896 accumulated translation adjustment loss in relation to arago was removed from accumulated comprehensive income/(loss) in the balance sheet and recorded in the income statement as part of the gain on disposal of a business, net of tax on disposal.

The gain from divestiture recorded in the reporting period is USD 11,801,411 shown as a separate line within discontinued operations in the income statement.

Note 4.	Summary of significant accounting policies

Segment Reporting

Following the divestiture of arago, our chief operating decision maker, who is also our Chief Executive Officer, requested changes in the information that he regularly reviews for purposes of allocating resources and assessing budgets and performance. As a result, beginning in fiscal year 2022, we report our financial performance based on a new segment structure described in Note 35. There was no restatement of prior periods due to changes in reported segments.

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

As of January 1, 2022, the Group adopted ASU 2020-06, 'Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, The Group also adopted ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options — a consensus of the FASB Emerging Issues Task Force.

The ASU provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. This Update is to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this Update affect all entities that issue freestanding written call options that are classified in equity.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, the Group also adopted ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance.

The ASU provides an update to increase the transparency of government assistance including the disclosure of the types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. ASC 832 requires the following disclosures in the notes, information about the nature of the transactions, the accounting policies used to account for the transactions, and balance sheet and income statement affected by the transactions. The duration, commitments, provisions, and other contingencies are required to disclose.

There was no material impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In October 2021, The FASB has issued Accounting Standards Update (ASU) No. 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

Summary: The ASU amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

Effective Date: ASU No. 2021-08 is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Company expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

Note 5.	Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales for the 6 months to June 30, 2022, 2021 or 2020, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance as at June 30, 2022 and December 31, 2021, respectively:

	Revenue concentration		Receivables concentration
	(% of total net sales)		(% of total accounts receivable)
	6 months ended June 30,		As at June 30,	As at December 31,
	2022 (unaudited)	2021 (unaudited)	2022 (unaudited)	2021
IoT operating segment
Multinational electronics contract manufacturing company	20%	14%	3%	13%
International equiptment and product manufacturer	11%	5%	2%	-

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 6.	Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at June 30, 2022 (unaudited)		As at December 31, 2021
	Carrying		Carrying		Fair value
USD'000	amount	Fair value	amount	Fair value	level	Note ref.
Nonrecurring fair value measurements
Accounts receivable	30,344	30,344	2,979	2,979	3	9
Notes receivable from employees and related parties	66	66	68	68	3	10
Notes receivable, noncurrent	182	182	190	190	3	13
Equity securities, at cost	460	460	501	501	3	20
Accounts payable	13,482	13,482	14,786	14,786	3	23
Notes payable	4,193	4,193	4,206	4,206	3	24
Bonds, mortgages and other long-term debt	393	393	458	458	3	26
Convertible note payable, current	800	800	-	-	3	26
Convertible note payable, noncurrent	31	31	9,049	9,049	3	26
Recurring fair value measurements
Equity securities, at fair value	1	1	1	1	1	21

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable – carrying amount approximated fair value due to their short-term nature.

-	Notes receivable from related parties – carrying amount approximated fair value due to their short-term nature.

-	Notes receivable, noncurrent- carrying amount approximated fair value because time-value considerations are immaterial to the accounts.

-	Equity securities, at cost - no readily determinable fair value, measured at cost minus impairment.

-	Accounts payable – carrying amount approximated fair value due to their short-term nature.

-	Notes payable – carrying amount approximated fair value due to their short-term nature.

-	Bonds, mortgages and other long-term debt - carrying amount approximated fair value.

-	Convertible note payable current and noncurrent - carrying amount approximated fair value.

-	Available-for-sale debt security - fair value remeasured as at reporting period.

-	Equity securities, at fair value - fair value remeasured as at reporting period.

Note 7.	Cash and cash equivalents

Cash consists of deposits held at major banks.

Note 8.	Restricted cash

Restricted cash as at June 30, 2022 relates to the capital subscription of a new group entity which had not yet been incorporated as at June 30, 2022.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 9.	Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Trade accounts receivable	3,508	2,820
Allowance for doubtful accounts	(63)	(68)
Accounts receivable from other related parties	32	129
Accounts receivable from underwriters, promoters, and employees	-	5
Accounts receivable from sale of a business	26,717	-
Other accounts receivable	150	93
Total accounts receivable net of allowance for doubtful accounts	30,344	2,979

As at June 30, 2022, accounts receivable from other related parties consisted of a receivable from OISTE in relation to the facilities and personnel hosted by WISeKey SA on behalf of OISTE. (see Note 38).

The purchase price of EUR 25,527,955.30 for the divestiture of arago had not been received as at June 30, 2022 and was therefore recorded in Other account receivable for an amount of CHF 25,524,789.83 translated at period end rate as USD 26,716,890 (see Note 14).

Note 10.	Notes receivable from employees

As at June 30, 2022, the notes receivable from employees and related parties consisted of:

-	a loan to an employee for CHF 61,818 (USD 64,705). The loan bears an interest rate of 0.5% per annum. The loan and accrued interest were initially to be repaid in full on or before December 31, 2021, extended to December 31, 2022. In exchange for the loan, the employee has pledged the 60,000 ESOP options that he holds on WIHN Class B Shares (see Note 32).

-	a short-term receivable in an amount of CHF 1,144 (USD 1,197) from Carlos Moreira, made up of short-term cash advances to Carlos Moreira for his travel expenses.

Note 11.	Inventories

Inventories consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Raw materials	1,528	950
Work in progress	2,661	1,760
Total inventories	4,189	2,710

Note 12.	Other current assets

Other current assets consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Value-Added Tax Receivable	404	359
Advanced payment to suppliers	523	220
Deposits, current	-	5
Other current assets	-	1
Total other current assets	927	555

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 13.	Notes receivable, noncurrent

Notes receivable, noncurrent consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Long-term receivable from, and loan, to shareholders	178	187
Long-term receivable from, and loan to, other related parties	4	3
Total notes receivable, noncurrent	182	190

As at June 30, 2022, noncurrent notes receivable were made up of:

-	several loans to employees who are shareholders in relation to the outstanding employee social charges and tax deducted at source for the exercise of their ESOP options (see Note 32). These loans do not bear interest. The total loan amount as at June 30, 2022 was CHF 170,226 (USD 178,177).

-	a loan to an employee that is not a shareholder in relation to the outstanding employee social charges for the exercise of their ESOP options (see Note 32). This loan does not bear interest. The total loan amount as at June 30, 2022 was CHF 3,322 (USD 3,477).

Note 14.	Divestiture and discontinued operations

Classification as discontinued operations of the arago Group

On March 14, 2022, the Group signed a Share Purchase and Transfer Agreement to sell its 51% ownership in arago and its affiliates to OGARA GmbH, with Neutrino Energy Property GmbH & Co. acting as “Buyer Guarantor”, who signed on March 16, 2022. The group subsidiaries making up the arago Group in scope for the sale are arago GmbH, arago Da Vinci GmbH, arago Technology Solutions Private Ltd, and arago US Inc. The completion of the sale was conditional on the consideration being transferred to WISeKey and the shares owned by the Group being transferred to OGARA GmbH.

We assessed the SPTA under ASC 205 and concluded that the operation met the requirement to be classified as held for sale and, as such, that arago qualifies as discontinued operations from the date of the SPTA, March 16, 2022. In line with ASC 205-20-45-3A and ASC 205-20-45-10 respectively, we reported the results of the discontinued operations as a separate component of income for the six months ending June 30, 2021, and June 30, 2022, and we classified their assets and liabilities separately as held for sale in the balance sheet for the year to December 31, 2021.

No gain or loss on classification as held for sale was recorded in 2021 or 2022.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

The table below shows the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations to the total assets and liabilities classified as held for sale and presented separately in the balance sheet as at December 31, 2021:

As at December 31,
USD'000	2021
ASSETS
Current assets
Cash and cash equivalents	48
Trade accounts receivable	258
Other accounts receivable	24
Prepaid expenses	237
Other current assets	122
Total current assets held for sale	689

Noncurrent assets
Deferred income tax assets	5
Property, plant and equipment net of accumulated depreciation	15
Intangible assets, net of accumulated amortization	9,081
Operating lease ROU assets	766
Goodwill	22,524
Total noncurrent assets held for sale	32,391
TOTAL ASSETS HELD FOR SALE	33,080

LIABILITIES
Current Liabilities
Trade creditors	1,189
Other accounts payable	473
Notes payable	2,044
Deferred revenue, current	396
Operating Leases	355
Other current liabilities	110
Total current liabilities held for sale	4,567

Noncurrent liabilities
Indebtedness to related parties, noncurrent	2,395
Operating Leases	411
Deferred income tax liability	2,906
Total noncurrent liabilities held for sale	5,712
TOTAL LIABILITIES HELD FOR SALE	10,279

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

The table below shows the reconciliation of the major classes of line items constituting income / (loss) on discontinued operations to the income / (loss) on discontinued operations reported in discontinued operations in the income statement:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Net sales from discontinued operations	1,805	2,142
Cost of sales from discontinued operations	(978)	(1,679)
Gross profit	827	463

Research & development expenses	(574)	-
Selling & marketing expenses	(329)	(193)
General & administrative expenses	(2,293)	(3,170)

Non-operating income	1,076	156
Non-operating expenses	(3,154)	(562)
Gain on disposal of a business	11,801	-
Total operating and non-operating expenses from discontinued operations	6,527	(3,769)

Income / (loss) from discontinued operations before income tax	7,354	(3,306)

Income tax (expense) / recovery from discontinued operations	25	57
Income / (loss) on discontinued operations	7,379	(3,249)
Less: Net income on discontinued operations attributable to noncontrolling interests	(1,531)	(1,630)

Net income / (loss) on discontinued operations attributable to WISeKey
International Holding AG	8,910	(1,619)

The depreciation charge from discontinued operations for the six months ended June 30, 2021 was USD 16,603. In line with ASC 205, the depreciation of property, plant and equipment from discontinued operations stopped on the day that they qualified as held for sale, i.e. March 14, 2022. The depreciation charge from discontinued operations recorded in the six months ended June 30, 2021 was USD 1,521.

The amortization charge from discontinued operations for the six months ended June 30, 2021 was USD 190,800. In line with ASC 205, the amortization of intangible assets from discontinued operations stopped on the day that they qualified as held for sale. As a result, we did not record any amortization charge from discontinued operations after March 16, 2022. The amortization charge from discontinued operations recorded in the six months ended June 30, 2022 was USD 86,880.

In previous annual and interim reports, the results of the discontinued operations were included in the AI segment.

The table below shows the total operating, investing and financing cash flows of the discontinued operation:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Net cash provided by (used in) operating activities	(1,733)	(3,567)
Net cash provided by (used in) investing activities	-	-
Net cash provided by (used in) financing activities	1,795	3,153

There were no significant operating and investing noncash items from discontinued operations for the six months ended June 30, 2022 and 2021.

Divestiture of the arago Group

The sale was completed on June 24, 2022, when the shares owned by WISeKey in arago were transferred to OGARA GmbH as WISeKey issued a waiver to accept a delayed payment of the consideration.

The purchase price set in the SPTA was EUR 25,527,955.30 (USD 26,827,022 at historical closing rate on June 23, 2022). As at June 30, 2022, the purchase price had not yet been paid to WISeKey and is disclosed under Other accounts receivable on the balance sheet.

The gain from divestiture recorded in the reporting period is USD 11,801,411 shown as a separate line within discontinued operations in the income statement.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

In 2018, prior to WISeKey acquiring a 51% controlling interest in arago, arago entered into a a framework subscription agreement with respect to the issuance of bearer bonds with Harbert European Specialty Lending Company II S.à r.l. (“Harbert"). In accordance with this agreement, arago issued bearer bonds (the “Bonds”) to Harbert. On November 18, 2020, WISeKey entered into a convertible loan agreement with arago documenting WISeKey’s intention to acquire 51% of arago’s fully diluted share capital and, concomitantly, the Group issued a letter of comfort to Harbert (the “Harbert LoC”) undertaking that arago would have sufficient funds to fulfil all its present and future payment obligations under the Bonds when due and payable until full repayment. We assessed that the Harbert LoC was a financial guarantee which consituted a significant continuing involvement with a discontinued operation in line with ASC 205-20-50. As at June 30, 2022, the outstanding amount of the Bonds covered by the terms of the Harbert LoC was EUR 1,232,704.32. On July 28, 2022, WISeKey signed a Bond Purchase and Transfer Agreement with Harbert to purchase the outstanding Bonds amounting to EUR 1,232,704.32 for a purchase price of EUR 1,232,704.32. The purchase price was paid on August 4, 2022, thereby ending any financial commitment from WISeKey under the Harbert LoC.

WISeKey did not have any other continuing involvement with the arago Group, OGARA GmbH or Neutrino Energy Property GmbH & Co. after it had been deconsolidated, other than to plan the payment of the purchase price. OGARA GmbH or Neutrino Energy Property GmbH & Co. were not and are not a related party of WISeKey, and neither the arago Group nor OGARA GmbH or Neutrino Energy Property GmbH & Co. are related parties to WISeKey after the deconsolidation.

Note 15.	Deferred tax credits

Deferred tax credits consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Deferred research & development tax credits	1,071	847
Deferred other tax credits	2	1
Total deferred tax credits	1,073	848

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government (see Note 4 Summary of significant accounting policies). As at June 30, 2022 and December 31, 2021, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 1,071,008 and USD 846,808. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

Note 16.	Property, plant and equipment

Property, plant and equipment, net consisted of the following.

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Machinery & equipment	4,083	3,902
Office equipment and furniture	2,834	2,899
Computer equipment and licences	1,170	1,162
Total property, plant and equipment gross	8,087	7,963

Accumulated depreciation for:
Machinery & equipment	(3,676)	(3,650)
Office equipment and furniture	(2,570)	(2,614)
Computer equipment and licences	(1,098)	(1,126)
Total accumulated depreciation	(7,344)	(7,390)
Total property, plant and equipment, net	743	573
Depreciation charge from continuing operations for the period ended June 30,	99	491

In the six months to June 30, 2022, WISeKey did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, WISeKey did not record any impairment charge on Property, plant and equipment in the six months to June 30, 2022.

The useful economic life of property plant and equipment is as follow:

•	Office equipment and furniture:	2 to 5 years
•	Production masks	5 years
•	Production tools	3 years
•	Licenses	3 years
•	Software	1 year

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 17.	Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Intangible assets not subject to amortization:
Trademarks	-	-
Cryptocurrencies	100	100
Intangible assets subject to amortization:
Trademarks	131	137
Patents	2,281	2,281
License agreements	10,887	11,326
Other intangibles	6,216	6,469
Total intangible assets gross	19,615	20,313

Accumulated amortization for:
Trademarks	(130)	(137)
Patents	(2,281)	(2,281)
License agreements	(10,884)	(11,321)
Other intangibles	(6,217)	(6,469)
Total accumulated amortization	(19,512)	(20,208)
Total intangible assets subject to amortization, net	3	5
Total intangible assets, net	103	105
Amortization charge from continuing operations for the period ended June 30,	35	73

The useful economic life of intangible assets is as follow:

•	Trademarks:	5 to 10 years
•	Patents:	5 to 10 years
•	License agreements:	3 to 5 years
•	Other intangibles:	5 to 17 years

Future amortization charges are detailed below:

Future estimated aggregate amortization expense
Year		USD'000
	2022	2
	2023	1
	2024	-
	2025	-
	2026	-
	2027 and beyond	-
Total intangible assets subject to amortization, net		3

Note 18.	Leases

WISeKey has historically entered into a number of lease arrangements under which it is the lessee. As at June 30, 2022 WISeKey holds one finance lease for IT equipment in our datacenter, nine operating leases, and one short-term leases. The short-term leases and operating leases relate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised. The finance lease contains an option to purchase the assets at the end of the lease which we have assumed will be exercised and so has been included in the calculation of the right of use asset and lease liability.

We have elected the short-term lease practical expedient related to leases of various premises and equipment. We have elected the practical expedients related to lease classification of leases that commenced before the effective date of ASC 842.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

During the six months ended June 30, 2022, 2021 and 2020, we recognized rent expenses associated with our leases as follows:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Finance lease cost:
Amortization of right-of-use assets	58	34
Interest on lease liabilities	1	5
Operating lease cost:
Fixed rent expense	293	327
Short-term lease cost	2	5
Net lease cost from continuing operations	354	371
Lease cost - Cost of sales	-	-
Lease cost - General & administrative expenses	354	371
Net lease cost from continuing operations	354	371

In the six months ended June 30, 2022 and the year ended December 31, 2021, we had the following cash and non-cash activities associated with our leases:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	58	114
Operating cash flows from operating leases	287	580
Financing cash flows from finance leases	1	7
Non-cash investing and financing activities :
Net lease cost	609	777
Additions to ROU assets obtained from:
New finance lease liabilities	-	-
New operating lease liabilities	29	1,197

As at June 30, 2022, future minimum annual lease payments were as follows:

	USD'000	USD'000	USD'000	USD'000
Year	Operating	Short-term	Finance	Total
2022	297	1	4	302
2023	569	1	-	570
2024	556	-	-	556
2025	555	-	-	555
2026 and beyond	943	-	-	943
Total future minimum operating and short-term lease payments	2,920	2	4	2,926
Less effects of discounting	(156)	-	-	(156)
Less effects of practical expedient	-	(2)	-	(2)
Lease liabilities recognized	2,764	-	4	2,768

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

In line with ASU 2018-11, future minimum lease payments under legacy ASC 840 are disclosed in the table below:

Year	USD'000
2022	302
2023	570
2024	556
2025	555
2026 and beyond	943
Total future minimum operating and short-term lease payments	2,926
Less effects of discounting	158
Lease liabilities recognized	2,768

As of June 30, 2022, the weighted-average remaining lease term was 0.1 year for our finance lease and 5.29 years for operating leases.

For our finance lease, the implicit rate was calculated as 5.17%. For our operating leases and because we generally do not have access to the implicit rate in the lease, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of June 30, 2022 was 3.20%.

Note 19.	Goodwill

We test goodwill for impairment annually on October 1st, or as and when indicators of impairment arise. As at October 1, 2021, the fair value of the net assets of the reporting unit concerned by goodwill was superior to the carrying value of the net assets and goodwill allocated. After October 1, 2021, there were no impairment indicators identified triggering a new impairment test. Therefore, no impairment loss was recorded in the six months to June 30, 2022.

USD'000	IoT Segment	Total
Goodwill balance as at December 31, 2020	8,317	8,317
Goodwill acquired during the year	-	-
Currency translation adjustment	-	-
Impairment losses	-	-
As a December 31, 2021
Goodwill	8,317	8,317
Accumulated currency translation adjustments	-	-
Accumulated impairment losses	-	-
Goodwill balance as at December 31, 2021	8,317	8,317
Goodwill acquired during the year	-	-
Impairment losses	-	-
As a June 30, 2022
Goodwill	8,317	8,317
Accumulated impairment losses	-	-
Goodwill balance as at June 30, 2022	8,317	8,317

Note 20.	Equity securities, at cost

Investment in FOSSA SYSTEMS s.l.

On April 08, 2021, WISeKey E.L.A. s.l. invested EUR 440,000 (USD 475,673 at historical rate) to acquire 15% of the share capital of FOSSA SYSTEMS s.l. (“FOSSA”), a Spanish aerospace company providing picosatellites for Low Earth Orbit (LEO) services as a vertically integrated service: from design to launch and operations.

The FOSSA investment was assessed as an equity investment without a readily determinable fair value and we elected the measurement at cost less impairment, adjusted for observable price changes for identical or similar investments of the same issuer as permitted by ASU 2016-01. As such, the FOSSA investment was initially recognized on the balance sheet at EUR 440,000 (USD 475,673 at historical rate).

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

As at June 30, 2022, we performed a qualitative assessment to consider potential impairment indicators. We made reasonable efforts to identify any observable transactions of identical or similar investments but did not identify any such transaction. Therefore, no impairment loss was recorded in the six months to June 30, 2022, and the carrying value of the FOSSA investment as at June 30, 2022 was EUR 440,000 (USD 460,493 at closing rate).

Warrant agreement in Tarmin

On September 27, 2018, WISeKey purchased a warrant agreement in Tarmin Inc. (“Tarmin”) from ExWorks Capital Fund I, L.P (“ExWorks”). As a result, WISeKey entered into a warrant agreement with Tarmin Inc (the “Tarmin Warrant”), a private Delaware company, leader in data and software-defined infrastructure to acquire 22% of common stock deemed outstanding at the time of exercise. The warrant may be exercised in parts or in full, at an exercise price of USD 0.01 per share at nominal value USD 0.0001. The purchase price of the Tarmin Warrant was USD 7 million.

The Tarmin Warrant was assessed as an equity investment without a readily determinable fair value, initially recognized on the balance sheet at USD 7 million. In 2020, we recorded an impairment loss of the full USD 7 million then carrying value of the Tarmin Warrant. Therefore, the carrying value of the Tarmin Warrant as at June 30, 2022 is USD nil.

Note 21.	Equity securities, at fair value

On March 29, 2017, the Group announced that the respective boards of directors of WISeKey and OpenLimit Holding AG (DE: O5H) (“OpenLimit“) had decided that discussions in relation to a possible merger transaction between WISeKey and OpenLimit as previously announced on July 25, 2016 were not being further pursued. The interim financing provided by WISeKey to OpenLimit in a principal amount of EUR 750,000 was, in accordance with applicable terms of a convertible loan agreement, converted into OpenLimit Shares issued by OpenLimit out of its existing authorized share capital. The conversion price was set at 95% of the volume weighted average price (“VWAP”) of the OpenLimit shares traded on the Frankfurt stock exchange as reported by the Frankfurt stock exchange for the ten trading days immediately preceding and including March 29, 2017. WISeKey received 2,200,000 newly issued fully fungible listed OpenLimit Shares representing – post issuance of these new shares – an 8.4% stake in OpenLimit on an issued share basis. The effective conversion ratio was EUR 0.3409 per share. The equity securities were fair valued at market price on the date of the transaction to USD 846,561.

As at June 30, 2022, the fair value was recalculated using the closing market price on the Frankfurt Stock Exchange of EUR 0.0005 (USD 0.0005) and amounted to USD 1,151. The difference of USD 100 from the fair value at December 31, 2021 (USD 1,251) was accounted for in the income statement as a non-operational expense.

Note 22.	Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

Note 23.	Accounts payable

The accounts payable balance consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Trade creditors	6,730	5,842
Factors or other financial institutions for borrowings	(108)	26
Accounts payable to Board Members	341	2,802
Accounts payable to other related parties	153	189
Accounts payable to underwriters, promoters, and employees	3,458	2,845
Other accounts payable	2,908	3,082
Total accounts payable	13,482	14,786

As at June 30, 2022, accounts payable to other related parties are made up of a CHF 145,780 (USD 152,589) payable to OISTE (see Note 38 for detail).

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across WISeKey.

Other accounts payable are mostly amounts due or accrued for professional services (e.g. legal, accountancy, and audit services) and accruals of social charges in relation to the accrued liability to employees.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 24.	Notes payable

Notes payable consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Short-term loan	4,118	4,122
Short-term loan from shareholders	75	84
Total notes payable	4,193	4,206

As at June 30, 2022, the current notes payable balance was made up of:

-	a USD 4,030,000 short-term loan with ExWorks (see detail in Note 26), and

-	a CHF 46,600 (USD 48,776) current portion of the Covid loans with UBS (see Note 26).

As at June 30, 2022, the short-term loan from shareholders was made up of loans from the noncontrolling shareholders of WISeKey SAARC for a total amount of USD 75,401 at closing rate (USD 83,932 as at December 31, 2021). These loans do not bear interests. See Note 38 for detail.

The weighted–average interest rate on current notes payable, excluding loans from shareholders at 0%, was respectively 10% and 10% per annum as at June 30, 2022 and December 31, 2021.

Note 25.	Other current liabilities

Other current liabilities consisted of the following:

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Value-Added Tax payable	-	19
Other tax payable	75	85
Customer contract liability, current	53	128
Other current liabilities	203	207
Total other current liabilities	331	439

Note 26.	Loans and line of credit

Standby Equity Distribution Agreement with YA II PN, Ltd.

On February 8, 2018 WISeKey entered into a Standby Equity Distribution Agreement with YA II PN, Ltd., a fund managed by Yorkville Advisors Global, LLC. Under the terms of the SEDA as amended, Yorkville has committed to provide WISeKey, upon a drawdown request by WISeKey, up to CHF 50,000,000 in equity financing originally over a three-year period ending March 01, 2021, now over a period of five years ending March 31, 2023 in line with the amendment signed by the parties on March 04, 2020. Provided that a sufficient number of Class B Shares is provided through share lending, WISeKey has the right to make drawdowns under the SEDA, at its discretion, by requesting Yorkville to subscribe for (if the Class B Shares are issued out of authorized share capital) or purchase (if the Class B Shares are delivered out of treasury) Class B Shares worth up to CHF 5,000,000 by drawdown, subject to certain exceptions and limitations (including the exception that a drawdown request by WISeKey shall in no event cause the aggregate number of Class B Shares held by Yorkville to meet or exceed 4.99% of the total number of shares registered with the commercial register of the Canton of Zug). The purchase price will be 93% of the relevant market price at the time of the drawdown, determined by reference to a ten-day trading period following the draw down request by WISeKey.

The instrument was assessed under ASC 815 as an equity instrument. WISeKey paid a one-time commitment fee of CHF 500,000 (USD 524,231 at historical rate) on April 24, 2018 in 100,000 WIHN Class B Shares. In line with ASU 2015-15 the commitment fee was capitalized as deferred charges to be amortized over the original duration of the contract as a reduction of equity.

In 2018, WISeKey made 4 drawdowns for a total of CHF 1,749,992 (USD 1,755,378 at historical rate) in exchange for a total of 540,539 WIHN Class B Shares issued out of authorized share capital or treasury share capital.

In 2019, WISeKey made 5 drawdowns for a total of CHF 1,107,931 (USD 1,111,764 at historical rate) in exchange for a total of 490,814 WIHN Class B Shares issued out of treasury share capital.

In 2020, WISeKey made 6 drawdowns for a total of CHF 1,134,246 (USD 1,208,569 at historical rate) in exchange for a total of 889,845 WIHN Class B Shares issued out of treasury share capital.

In 2021, WISeKey made one drawdown for CHF 363,876 (USD 380,568 at historical rate) in exchange for 219,599 WIHN Class B Shares issued out of treasury share capital.

The capitalized fee recognized in APIC was fully amortized as of December 31, 2021.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

In the six months to June 30, 2022, there were no drawdowns made under the SEDA. As at June 30, 2022, the outstanding equity financing available was CHF 45,643,955.

Credit Agreement with ExWorks Capital Fund I, L.P

On April 4, 2019 WISeCoin AG (“WISeCoin”), an affiliate of the Company, signed a credit agreement with ExWorks. Under this credit agreement, WISeCoin was granted a USD 4,000,000 term loan and may add up to USD 80,000 accrued interest to the loan principal, hence a maximum loan amount of USD 4,080,000. The loan bears an interest rate of 10% p.a. payable monthly in arrears. The maturity date of the arrangement is April 4, 2020 therefore all outstanding balances are classified as current liabilities in the balance sheet. ExWorks can elect to have part of or all of the principal loan amount and interests paid either in cash or in WISeCoin Security Tokens (the “WCN Token”) as may be issued by WISeCoin from time to time. As at June 30, 2019, the conversion price is set at CHF 12.42 per WCN Token based on a non-legally binding term sheet.

Under the terms of the credit agreement, WISeCoin is required to not enter into agreements that would result in liens on property, assets or controlled subsidiaries, in indebtedness other than the exceptions listed in the credit agreement, in mergers, consolidations, organizational changes except with an affiliate, contingent and third party liabilities, any substantial change in the nature of its business, restricted payments, insider transactions, certain debt payments, certain agreements, negative pledge, asset transfer other than sale of assets in the ordinary course of business, or holding or acquiring shares and/or quotas in another person other than WISeCoin R&D. Furthermore, WISeCoin is required to maintain its existence, pay all taxes and other liabilities.

Borrowings under the line of credit are secured by first ranking security interests on all material assets and personal property of WISeCoin, and a pledge over the shares in WISeCoin representing 90% of the capital held by the Company. Under certain circumstances, additional security may be granted over the intellectual property rights of WISeCoin and WISeCoin R&D, and the shares held by WISeCoin in WISeCoin R&D.

Total debt issue costs of USD 160,000 were recorded as debt discount and amortized over the duration of the loan. As at December 31, 2020, the debt discount was fully amortized.

As at June 30, 2022 the loan had not been repaid and the outstanding borrowings were USD 4,030,000, meaning that the loan is past due under the terms of the credit agreement with ExWorks. The Company is currently in negotiation with ExWorks regarding a potential sale of its investment in Tarmin, a Company in which ExWorks is also a significant shareholder (see Note 20). It is the view of the management of the Company that the sale of the investment in Tarmin and the repayment of the credit agreement are codependent and therefore the loan will be repaid at such time as the investment is sold. ExWorks continues to charge interest on the loan at the rate of 10% p.a. and has not launched any formal recovery proceedings as of the date of this report.

Loan Agreements with UBS SA

On March 26, 2020, two members of the Group entered into the Covid loans to borrow funds under the Swiss Government supported COVID-19 Credit Facility with UBS SA. Under the terms of the Agreement, UBS has lent such Group members a total of CHF 571,500. The loans are repayable in full by March 30, 2028, as amended, being the eighth anniversary of the date of deposit of the funds by UBS. Semi-annual repayments should start by March 31, 2022 and will be spread on a linear basis over the remaining term. The full repayment of the loans is permitted at any time. The interest rate is determined by Swiss COVID-19 Law and currently the Covid loans carry an interest rate of 0%. There were no fees or costs attributed to the Covid loans and as such there is no debt discount of debt premium associated with the loan facility.

Under the terms of the loans, the relevant companies are required to use the funds solely to cover the liquidity requirements of the Company. In particular, the Company cannot use the funds for the distribution of dividends and directors' fees as well as the repayment of capital contributions, the granting of active loans; refinancing of private or shareholder loans; the repayment of intra-group loans; or the transfer of guaranteed loans to a group company not having its registered office in Switzerland, whether directly or indirectly linked to applicant.

During the six months to June 30, 2022, WISeKey repaid CHF 41,900 out of the loans. Therefore, as at June 30, 2022, the outstanding balance on the loans was CHF 459,600 (USD 481,065).

Credit Agreement with L1 Capital Global Opportunities Master Fund

On June 29,2021, WISeKey entered into the L1 Facility, an Agreement for the Subscription of up to USD 22M Convertible Notes with L1 Capital, pursuant to which L1 commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The L1 Initial Tranche was agreed in the L1 Facility agreement as USD 11 million to be funded on June 29, 2021. For the remaining facility, WISeKey has the right to request L1 to subscribe for four additional note tranches of USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into convertible notes of USD 100,000 each that bear interest of 6% per annum. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares within a period of 24 months from issuance (the “L1 Conversion Period”). Conversion takes place upon request by L1 during the L1 Conversion Period, but in any case no later than at the expiry of the L1 Conversion Period. Each calendar month, L1 can request conversion of up to 12.5% of the principal amount of all issued tranches at a conversion price of 95% of the lowest daily volume-weighted average price of a Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date, and , should L1 wish to convert more than 12.5% of the principal amount of all issued tranches in a calendar month, the conversion price for the additional converted amounts is set at the higher of (i) the Fixed Conversion price applicable to relevant tranche, and (ii) 95% of the lowest daily volume-weighted average price of a Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date (the “Original L1 Conversion Price”).

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Due to L1’s option to convert the loan in part or in full at any time before maturity, the L1 Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that L1 will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. We assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the L1 Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 36,745, a commission of USD 802,500 to the placement agent, a fee of USD 220,000 to L1 representing 2% of the principal value of the initial tranche, and a subscription fee of USD 220,000 to L1 representing 2% of the principal value of the initial tranche payable in WIHN Class B Shares were due upon issuance of the Initial Tranche and recorded as a debt discount against the L1 Initial Tranche principal amount. The subscription fee was paid in 145,953 WIHN Class B Shares and was fair valued at CHF 183,901 (USD 200,871) based on the market value of the shares at issuance. Upon subscription of each subsequent tranche under the L1 Facility, debt issue costs corresponding to the fair value of the L1 subscription fee payable in WIHN Class B Shares representing 2% of the principal value of the subscribed funds and an L1 fee representing 2% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

On September 27, 2021, WISeKey and L1 entered into the L1 First Amendment, pursuant to which WISeKey has the right to request L1 to subscribe for four L1 Accelerated Tranches of between USD 1 million and USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. The terms and conditions of the L1 Accelerated Tranches issued under the L1 First Amendment remain the same as the terms and conditions of the L1 Facility except for the conversion price of the L1 Accelerated Tranches which is set at 90% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date, regardless of the conversion amount (the “New L1 Conversion Price”).

On March 3 ,2022, WISeKey and L1 entered into the L1 Second Amendment, pursuant to which, for the remaining facility of USD 5 million, WISeKey has the right to request L1 to subscribe for five L1 Additional Accelerated Tranches of between USD 1 million and USD 5 million each or any other amount agreed between the parties, up until March 2, 2024, subject to certain conditions. The terms and conditions of the L1 Additional Accelerated Tranches issued under the L1 Second Amendment remain the same as the terms and conditions of the L1 Facility except for the conversion price of the L1 Additional Accelerated Tranches which is the New L1 Conversion Price.

In line with ASC 470-50-15-3, the New L1 Conversion Price under the L1 First Amendment was assessed as a change to the conversion privileges provided in the L1 Facility for the purpose of inducing conversion, whereby the New L1 Conversion Price provides a reduction of the Original L1 Conversion Price and results in the issuance of additional WIHN Class B Shares, which is governed by ASC 470-20-40. Therefore, in line with ASC 470-20-40-16 and ASC 470-20-40-17, for conversions of L1 Accelerated Tranches and L1 Additional Accelerated Tranches , we recognize the fair value of the additional shares delivered by applying the New L1 Conversion Price in comparison with the Original L1 Conversion Price as an expense to the income statement classified as debt conversion expense.

Additionally, per the terms of the L1 Facility, upon each tranche subscription under the L1 Facility and the L1 First Amendment, WISeKey will grant L1 the option to acquire WIHN Class B Shares at an exercise price of the higher of (a) 1.5 times the 5-trading day volume-weighted average price of the WIHN Class B Shares on the SIX Swiss Stock Exchange immediately preceding the tranche closing date and (b) CHF 5.00. The number of warrants granted at each tranche subscription is calculated as 25% of the principal amount of each tranche divided by the volume-weighted average price of the trading day immediately preceding the tranche closing date. Each warrant agreement has a 3-year exercise period starting on the relevant subscription date. In line with ASC 470-20-25-2, for each subscription, the proceeds from the convertible notes with a detachable warrant were allocated to the two elements based on the relative fair values of the debt instrument without the warrant and of the warrant at time of issuance. When assessed as an equity instrument, the warrant agreement is fair valued at grant using the Black-Scholes model and the market price of WIHN Class B Shares on the date of the subscription. The fair value of the debt is calculated using the discounted cash flow method.

During the year to December 31, 2021, WISeKey made a total of six subscriptions for a total of USD 17 million under the L1 Facility and the L1 First Amendment. Per the terms of the L1 Facility, WISeKey issued L1 with a total of 3,078,963 warrants on WIHN Class B Shares at an exercise price of CHF 5. The warrant agreements were all assessed as equity instruments and were fair valued at grant at an aggregate amount of USD 479,872 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant. For each subscription, the fair value of the debt was calculated using the discounted cash flow method then, applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host and the credit entry was booked in APIC. The cumulated fair value of the debt for the six subscriptions was USD 17,819,019, with a cumulated debt discount in relation to warrants of USD 445,331.

In the year ended December 31, 2021, L1 converted a total of USD 8.2 million out of the L1 Initial Tranche and USD 5.3 million out of the L1 Accelerated Tranches, resulting in the delivery of a total of 11,858,831 WIHN Class B Shares. A debt discount charge of USD 185,528 was amortized to the income statement, a debt conversion expense of USD 325,424 was recorded in the income statement, and unamortized debt discounts totaling USD 1,376,983 were booked to APIC on conversions as per ASC 470-02-40-4.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

During the six months ended June 30, 2022, WISeKey made two subscriptions under the L1 Facility and the L1 Second Amendment as follows:

-	On March 4, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 1 million. The funds were received on March 7, 2022. On March 4, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 457,927 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD 9,881 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.456. The fair value of the debt was calculated using the discounted cash flow method as USD 1,077,895. Applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host in the amount of USD 9,084, and the credit entry was booked in APIC.

-	On April 14, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 500’000. The funds were received on April 20, 2022. On April 14, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 280,439 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD 2,975 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.4295. The fair value of the debt was calculated using the discounted cash flow method as USD 538,515. Applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host in the amount of USD 2,747, and the credit entry was booked in APIC.

During the six months ended June 30, 2022, L1 converted a total of USD 2 million out of the L1 Initial Tranche, and USD 2.1 million out of the L1 Accelerated Tranches and L1 Additional Accelerated Tranches, resulting in the delivery of a total of 8,875,782 WIHN Class B Shares. A debt discount charge of USD 57,787 was amortized to the income statement, a debt conversion expense of USD 142,040 was recorded in the income statement, and unamortized debt discounts totaling USD 280,671 were booked to APIC on conversions as per ASC 470-02-40-4.

As at June 30, 2022, the outstanding L1 Facility available was USD 3.5 million. Convertible notes in an aggregate amount of USD 900’000 remained unconverted and the unamortized debt discount balance was USD 69,500, hence a carrying value of USD 830,500.

Credit Agreement with Anson Investments Master Fund LP

On June 29,2021, WISeKey entered into an Agreement for the Issuance and Subscription of Convertible Notes (the “Anson Facility”) with Anson Investments Master Fund LP (“Anson”), pursuant to which Anson commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the Anson Facility agreement as USD 11 million to be funded on June 29, 2021. For the remaining facility, WISeKey has the right to request Anson to subscribe for four additional note tranches of USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into convertible notes of USD 100,000 each that bear interest of 6% per annum. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares within a period of 24 months from issuance (the “Anson Conversion Period”). Conversion takes place upon request by Anson during the Anson Conversion Period, but in any case no later than at the expiry of the Anson Conversion Period. Each calendar month, Anson can request conversion of up to 12.5% of the principal amount of all issued tranches at a conversion price of 95% of the lowest daily volume-weighted average price of a Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date, and, should Anson wish to convert more than 12.5% of the principal amount of all issued tranches in a calendar month, the conversion price for the additional converted amounts is set at the higher of (i) the Fixed Conversion price applicable to relevant tranche, and (ii) 95% of the lowest daily volume-weighted average price of a Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date (the “Original Anson Conversion Price”).

Due to Anson’s option to convert the loan in part or in full at any time before maturity, the Anson Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that Anson will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. We assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the Anson Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 4,197, a commission of USD 802,500 to the placement agent, a fee of USD 220,000 to Anson representing 2% of the principal value of the initial tranche, and a subscription fee of USD 220,000 to Anson representing 2% of the principal value of the initial tranche payable in WIHN Class B Shares were due upon issuance of the Anson Initial Tranche and recorded as a debt discount against the Anson Initial Tranche principal amount. The subscription fee was paid in 145,953 WIHN Class B Shares and was fair valued at CHF 183,901 (USD 200,871) based on the market value of the shares at issuance. Upon subscription of each subsequent tranche under the Anson Facility, debt issue costs corresponding to the fair value of the Anson subscription fee payable in WIHN Class B Shares representing 2% of the principal value of the subscribed funds and an Anson fee representing 2% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

On September 27, 2021, WISeKey and Anson entered into the Anson First Amendment, pursuant to which WISeKey has the right to request Anson to subscribe for four Anson Accelerated Tranches of between USD 1 million and USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. The terms and conditions of the Anson Accelerated Tranches issued under the Anson First Amendment remain the same as the terms and conditions of the Anson Facility except for the conversion price of the Anson Accelerated Tranches which is set at 90% of the lowest daily volume-weighted average price of a Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date, regardless of the conversion amount (the “New Anson Conversion Price”).

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

In line with ASC 470-50-15-3, the New Anson Conversion Price under the Anson First Amendment was assessed as a change to the conversion privileges provided in the Anson Facility for the purpose of inducing conversion, whereby the New Anson Conversion Price provides a reduction of the Original Anson Conversion Price and results in the issuance of additional WIHN Class B Shares, which is governed by ASC 470-20-40. Therefore, in line with ASC 470-20-40-16 and ASC 470-20-40-17, for conversions of Anson Accelerated Tranches, we recognize the fair value of the additional shares delivered by applying the New Anson Conversion Price in comparison with the Original Anson Conversion Price as an expense to the income statement classified as debt conversion expense.

Additionally, per the terms of the Anson Facility, upon each tranche subscription under the Anson Facility and the Anson First Amendment, WISeKey will grant Anson the option to acquire WIHN Class B Shares at an exercise price of the higher of (a) 1.5 times the 5-trading day volume-weighted average price of the WIHN Class B Shares on the SIX Swiss Stock Exchange immediately preceding the tranche closing date and (b) CHF 5.00. The number of warrants granted at each tranche subscription is calculated as 25% of the principal amount of each tranche divided by the volume-weighted average price of the trading day immediately preceding the tranche closing date. Each warrant agreement has a 3-year exercise period starting on the relevant subscription date. In line with ASC 470-20-25-2, for each subscription, the proceeds from the convertible notes with a detachable warrant were allocated to the two elements based on the relative fair values of the debt instrument without the warrant and of the warrant at time of issuance. When assessed as an equity instrument, the warrant agreement is fair valued at grant using the Black-Scholes model and the market price of WIHN Class B Shares on the date of the subscription. The fair value of the debt is calculated using the discounted cash flow method.

During the year ended December 31, 2021, WISeKey made a total of three subscriptions for a total of USD 16.5 million under the Anson Facility and the Anson First Amendment. Per the terms of the Anson Facility, WISeKey issued Anson with a total of 2,821,922 warrants on WIHN Class B Shares at an exercise price of CHF 5. The warrant agreements were all assessed as equity instruments and were fair valued at grant at an aggregate amount of USD 480,046 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant. For each subscription, the fair value of the debt was calculated using the discounted cash flow method then, applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host and the credit entry was booked in APIC. The cumulated fair value of the debt for the three subscriptions was USD 17,000,080, with a cumulated debt discount in relation to warrants of USD 453,095.

During the year ended December 31, 2021, Anson converted a total of USD 9.8 million out of the Anson Initial Tranche, resulting in the delivery of a total of 8,228,262 WIHN Class B Shares. A debt discount charge of USD 248,449 was amortized to the income statement, and unamortized debt discounts totaling USD 1,182,876 were booked to APIC on conversions as per ASC 470-02-40-4.

As at December 31, 2021, the outstanding Anson Facility available was USD 5.5 million. Convertible notes in an aggregate amount of USD 6.7 million remained unconverted and the unamortized debt discount balance was USD 762,858, hence a carrying value of USD 5,937,142 as at December 31, 2021.

During the six months ended June 30, 2022, WISeKey did not made any new subscriptions under the Anson Facility. During the six months ended June 30, 2022, Anson converted a total of USD 1.2 million out of the Anson Initial Tranche, and USD 5.5 million out of the Anson Accelerated Tranches, resulting in the delivery of a total of 14,351,699 WIHN Class B Shares. A debt discount charge of USD 79,707 was amortized to the income statement, a debt conversion expense of USD 460,956 was recorded in the income statement, and unamortized debt discounts totaling USD 222,195 were booked to APIC on conversions as per ASC 470-02-40-4.

As at June 30, 2022 the outstanding Anson Facility available was USD 5.5 million, there were no unconverted convertible notes outstanding and the unamortized debt discount balance was USD nil.

Note 27.	Employee benefit plans

Defined benefit post-retirement plan

The Group maintains three pension plans: one maintained by WISeKey SA and one by WISeKey International Holding Ltd, both covering its employees in Switzerland, as well as one maintained by WISeKey Semiconductors SAS covering WISeKey’s French employees.

All plans are considered defined benefit plans and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at June 30, 2022, is based on annual personnel costs and assumptions from December 31, 2021.

The expected future cash flows to be paid by the Group for employer contribution for the year ended December 31, 2022 are USD 288,000.

Movement in Funded Status	6 months ended June 30,
USD'000	2022	2021	2020
Net Service cost	112	136	206
Interest cost/(credit)	31	16	24
Expected return on Assets	(99)	(100)	-
Amortization on Net (gain)/loss	76	135	123
Amortization on Prior service cost/(credit)	14	6	30
CTA	1	8	-
Total Net Periodic Benefit Cost/(credit)	134	201	383

Employer contributions paid in the period	(144)	(124)	(173)
Total Cashflow	(144)	(124)	(173)

All of the assets are held under the collective contract by the plan’s re-insurer company and are invested in a mix of Swiss and International bond and equity securities. In line with ASC 820’s three-tier fair value hierarchy, pension assets belong to the fair value level 2.

Note 28.	Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 18.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 29.	Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey International Holding Ltd	As at June 30, 2022		As at December 31, 2021
Share Capital	Class A Shares	Class B Shares	Class A Shares	Class B Shares
Par value per share (in CHF)	0.01	0.05	0.01	0.05
Share capital (in USD)	400,186	5,334,177	400,186	4,685,301

Per Articles of association and Swiss capital categories
Authorized Capital - Total number of authorized shares	-	25,000,000	-	18,469,207
Conditional Share Capital - Total number of conditional shares(1)	12,000,000	52,100,000	12,000,000	31,469,207
Total number of fully paid-in shares	40,021,988	100,294,518	40,021,988	88,120,054

Per US GAAP
Total number of authorized shares	40,021,988	144,589,261	40,021,988	138,058,468
Total number of fully paid-in issued shares(1)	40,021,988	100,294,518	40,021,988	88,120,054
Total number of fully paid-in outstanding shares(1)	40,021,988	99,837,254	40,021,988	80,918,390
Par value per share (in CHF)	0.01	0.05	0.01	0.05
Share capital (in USD)	400,186	5,334,177	400,186	4,685,301
Total share capital (in USD)	5,734,363		5,085,487

Treasury Share Capital
Total number of fully paid-in shares held as treasury shares	-	457,264	-	7,201,664
Treasury share capital (in USD)	-	370,744	-	639,802
Total treasury share capital (in USD)	-	370,744	-	639,802

(1) Conversions of conditional capital that were not registered with the commercial register as of June 30, 2022 are not deducted from the total number of conditional shares, i.e. the number shown is as if the issues had not taken place.

In the six months ended June 30, 2022, WISeKey purchased a total of 135,360 treasury shares at an average purchase price of USD 0.74 and sold a total of 6,879,760 treasury shares at an average sale price of USD 0.64 per share.

In 2021, WISeKey purchased a total of 28,668,037 treasury shares at an average purchase price of USD 0.07 per share and sold a total of 26,249,508 treasury shares at an average sale price of USD 1.17 per share.

Share buyback program

On July 9, 2019, the Group started a share buyback program on the SIX Swiss Exchange to buy back WIHN Class B Shares up to a maximum 10.0% of the share capital and 5.35% of the voting rights. In compliance with Swiss Law, at no time will the group hold more than 10% of its own registered shares. The share buyback program will end on July 8, 2022 but WISeKey may terminate the buyback program early.

As at June 30, 2022, WISeKey’s treasury share balance included 417,360 WIHN Class B Shares purchased through the share buyback program.

Voting rights

Each share carries one vote at a general meeting of shareholders, irrespective of the difference in par value of Class A Shares (CHF 0.01 per share) and Class B Shares (CHF 0.05 per share). Our Class A Shares have a lower par value (CHF 0.01) than our Class B Shares (CHF 0.05) but have same voting right as the higher par value Class B Shares, namely one (1) vote per share. This means that, relative to their respective per share contribution to the Company’s capital, the holders of our Class A Shares have a greater relative per share voting power than the holders of our Class B Shares for matters that require approval on the basis of a specified majority of shares present at the shareholders meeting.

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at a general meeting of shareholders (each Class A Share and each Class B Share having one vote), unless otherwise stipulated by law or our Articles. The following matters require approval by a majority of the par value of the shares represented at the general meeting (each Class A Share having a par value of CHF 0.01 per share and each Class B Share having a par value of CHF 0.05 per share):

-	electing our auditor;

-	appointing an expert to audit our business management or parts thereof;

-	adopting any resolution regarding the instigation of a special investigation; and

-	adopting any resolution regarding the initiation of a derivative liability action.

In addition, under Swiss corporation law and our Articles, approval by two-thirds of the shares represented at the meeting, and by the absolute majority of the par value of the shares represented is required for:

-	amending our corporate purpose;

-	creating or cancelling shares with preference rights;

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

-	restricting the transferability of registered shares;

-	restricting the exercise of the right to vote or the cancellation thereof;

-	creating authorized or conditional share capital;

-	increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits;

-	limiting or withdrawing shareholder's pre-emptive rights;

-	relocating our registered office;

-	converting registered shares into bearer shares and vice versa;

-	our dissolution or liquidation; and

-	transactions among corporations based on Switzerland's Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the "Swiss Merger Act") including a merger, demerger or conversion of a corporation.

In accordance with Swiss law and generally accepted business practices, our Articles do not provide attendance quorum requirements generally applicable to general meetings of shareholders.

Both categories of Shares confer equal entitlement to dividends and liquidation rights relative to the nominal value of the Class A Shares and the Class B Shares, respectively.

Only holders of Shares (including nominees) that are recorded in the share register as of the record date communicated in the invitation to the General Meeting are entitled to vote at a General Meeting.

Any acquirer of Shares who is not registered in the share register as a shareholder with voting rights may not vote at or participate in any General Meeting, but will still be entitled to dividends and other rights with financial value with respect to such Shares.

Each holder of Class A Shares has entered into an agreement (each such agreement a "Shareholder Agreement") with WISeKey, pursuant to which such holder of Class A Shares has given the undertaking vis-à-vis WISeKey not to (i) directly or indirectly offer, sell, transfer or grant any option or contract to purchase, purchase any option or contract to sell, grant instruction rights with respect to or otherwise dispose of, or (ii) solicit any offers to purchase, otherwise acquire or be entitled to, any of his/her/its Class A Shares or any right associated therewith (collectively a "Transfer"), except if such Transfer constitutes a "Permitted Transfer", as defined hereafter. A Permitted Transfer is defined as a Transfer by a holder of Class A Share to his/her spouse or immediate family member (or a trust related to such immediate family member) or a third party for reasonable estate planning purposes, the transfer to an affiliate and any transfer following conversion of his/her/its Class A Shares into Class B Shares. Each holder of a Class A Share has the right to request that, at WISeKey's annual General Meeting, an item be included on the agenda according to which Class A Shares are, at the discretion of each holder of Class A Shares, converted into Class B Shares.

Note 30.	Revenue

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by reportable segment and by product or service type:

Disaggregation of revenue	Typical payment	At one point in time		Over time			Total
(unaudited)		6 months ended June 30,		6 months ended June 30,		6 months ended June 30,
USD'000		2022	2021	2022	2021	2022	2021
IoT Segment
Secure chips	Upon delivery	10,656	7,201	-	-	10,656	7,201
Total IoT segment revenue		10,656	7,201	-	-	10,656	7,201
mPKI Segment
Certificates	Upon issuance	-	-	-	-	-	-
Licenses and integration	Upon delivery	46	78	-	-	46	78
SaaS, PCS and hosting	Quarterly or y early	-	-	138	523	138	523
Total mPKI segment revenue		46	78	138	523	184	601
Total Revenue from continuing operations		10,702	7,279	138	523	10,840	7,802

For the six months ended June 30, 2022 and 2021, the Group recorded no revenues related to performance obligations satisfied in prior periods.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region	6 months ended June 30,
USD'000	2022 (Unaudited)	2021 (Unaudited)
IoT Segment
Switzerland	314	365
Rest of EMEA	1,739	1,798
North America	6,937	4,497
Asia Pacific	1,615	516
Latin America	51	25
Total IoT segment revenue	10,656	7,201
mPKI Segment
Switzerland	113	537
Rest of EMEA	55	38
North America	-	6
Asia Pacific	-	-
Latin America	16	20
Total mPKI segment revenue	184	601
Total Net sales from continuing operations	10,840	7,802
*EMEA means Europe, Middle East and Africa

Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

Contract assets and contract liabilities
	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
Trade accounts receivables
Trade accounts receivable - IoT segment	3,422	2,655
Trade accounts receivable - mPKI segment	86	165
Total trade accounts receivables	3,508	2,820
Contract assets	-	-
Total contract assets	-	-
Contract liabilities - current	53	128
Contract liabilities - noncurrent	2	57
Total contract liabilities	55	185
Deferred revenue
Deferred revenue - mPKI segment	236	192
Deferred revenue - IoT segment	-	-
Total deferred revenue	236	192
Revenue from continuing operations recognized in the period from amounts included in
	104	290
the deferred revenue at the beginning of the year

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Remaining performance obligations

As of June 30, 2022, approximately USD 291,000 is expected to be recognized from remaining performance obligations for mPKI and IoT contracts. We expect to recognize revenue for these remaining performance obligations during the next two years approximately as follows:

Estimated revenue from remaining performance obligations
as at June 30, 2022 (USD'000)		Total
	2022	236
	2023	55
Total remaining performance obligation
		291
from continuing operations

Note 31.	Other operating income

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Other operating income from related parties	30	15
Other operating income - other	4	99
Total other operating income from continuing operations	34	114

In the six months ended June 30, 2022, other operating income from related parties was made up of the amounts invoiced by WISeKey to the OISTE Foundation for the use of its premises and equipment (see Note 38).

Note 32.	Stock-based compensation

Employee stock option plans

The Stock Option Plan (“ESOP 1”) was approved on December 31, 2007 by the stockholders of WISeKey SA, representing 2,632,500 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

The Stock Option Plan (“ESOP 2”) was approved on December 31, 2011 by the stockholders of WISeKey SA, representing 16,698,300 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

At March 22, 2016 as part of the reverse acquisition transaction, both ESOP plans in existence in WISeKey SA were transferred to WISeKey International Holding Ltd at the same terms, with the share exchange term of 5:1 into WIHN Class B Shares.

Grants

In the six months ended June 30, 2022, the Group granted a total of 17,326 options exercisable in WIHN Class B Shares. Each option is exercisable into one WIHN Class B Share.

The options granted consisted of:

-	10,805 options with immediate vesting granted to Board members, none of which had been exercised as of June 30, 2022; and

-	6,521 options with immediate vesting granted to external advisor, none of which had been exercised as of June 30, 2022.

The options granted were valued at grant date using the Black-Scholes model.

There was no grant of options on WIHN Class A Shares in the six months ended June 30, 2022.

Stock option charge to the income statement

The Group calculates the fair value of options granted by applying the Black-Scholes option pricing model, using the market price of a WIHN Class B Share. Expected volatility is based on historical volatility of WIHN Class B Shares.

In the six months ended June 30, 2022, a total charge of USD 35,062 was recognized in the consolidated income statement calculated by applying the Black-Scholes model at grant, in relation to options:

-	USD 34,371 for options granted to employees and Board members; and

-	USD 691 for options granted to nonemployees.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

The following assumptions were used to calculate the compensation expense and the calculated fair value of stock options granted:

Assumption	June 30, 2022	June 30, 2021
Dividend y ield	None	None
Risk-free interest rate used (average)	1.00%	1.00%
Expected market price volatility	69.58 - 87.74%	61.33%
Average remaining expected life of stock options on WIHN Class B Shares (years)	3.88	4.11
Average remaining expected life of stock options on WIHN Class A Shares (years)	2.90	n/a

Unvested options to employees as at June 30, 2022 were recognized prorata temporis over the service period (grant date to vesting date).

The following table illustrates the development of the Group’s non-vested options for the six months ended June 30, 2022.

	Options on WIHN Class B Shares		Options on WIHN Class A Shares

		Weighted-average		Weighted-average
	Number of shares	grant date fair value	Number of shares	grant date fair value
Non-vested options	under options	(USD)	under options	(USD)
Non-vested options as at December 31, 2020	133,333	1.20	-	-
Granted	2,029,821	0.95	9,818,000	0.19
Vested	(1,946,488)	0.98	(9,818,000)	0.19
Non-vested forfeited or cancelled	(100,000)	1.05	-	-
Non-vested options as at December 31, 2021	116,666	1.28	-	0.19
Granted	17,326	0.41	-	-
Vested	(50,326)	0.48	-	-
Non-vested forfeited or cancelled	-	-	-	-
Non-vested options as at June 30, 2022	83,666	0.74	-	-

As at June 30, 2022, there was a USD 26,793 unrecognized compensation expense related to non-vested stock option-based compensation arrangements. Non-vested stock options outstanding as at June 30, 2022 were accounted for using the graded-vesting method, as permitted under ASC 718-10-35-8, and we therefore recognized compensation costs calculated using the Black-Scholes model and the market price of WIHN Class B Shares at grant date, over the requisite service period.

The following tables summarize the Group’s stock option activity for the six months ended June 30, 2022.

			Weighted average
	WIHN Class B	Weighted-average	remaining	Aggregate intrinsic
	Shares under	exercise price	contractual term	value
Options on WIHN Class B Shares	options	(USD)	(in years)	(USD)
Outstanding as at December 31, 2020	2,096,330	1.48	4.44	554,377
Of which vested	1,962,997	1.57	4.31	329,716
Of which non-vested	133,333	-	-	-
Granted	2,029,821	0.15	-	-
Exercised or converted	(78,944)	0.05	-	61,125
Forfeited or cancelled	(112,000)	0.05	-	-
Expired	(123,563)	4.79	-	-
Outstanding as at December 31, 2021	3,811,644	0.71	5.28	2,468,898
Of which vested	3,694,978	0.69	5.25	2,455,994
Of which non-vested	116,666	-	-	-
Granted	17,326	0.14	-	-
Exercised or converted	(148,557)	0.05	-	31,099
Forfeited or cancelled	-	-	-	-
Expired	(5,000)	0.05	-	-
Outstanding as at June 30, 2022	3,675,413	0.70	4.79	637,621
Of which vested	3,591,747	0.69	4.78	634,132
Of which non-vested	83,666	-	-	-

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

			Weighted average
	WIHN Class A	Weighted-average	remaining	Aggregate intrinsic
	Shares under	exercise price	contractual term	value
Options on WIHN Class A Shares	options	(USD)	(in years)	(USD)
Outstanding as at December 31, 2020	-	-	-	-
Granted	9,818,000	0.01	-	-
Outstanding as at December 31, 2021	9,818,000	0.01	6.90	1,520,393
Granted	-	-	-	-
Outstanding as at June 30, 2022	9,818,000	0.01	6.41	411,062
Of which v ested	9,818,000	0.01	6.41	411,062

Summary of stock-based compensation expenses

Stock-based compensation expenses	6 months ended June 30,
USD’000	2022 (unaudited)	2021 (unaudited)
In relation to Employee Stock Option Plans (ESOP)	34	36
In relation to non-ESOP Option Agreements	1	10
Total	35	46

Stock-based compensation expenses are recorded under the following expense categories in the income statement.

Stock-based compensation expenses	6 months ended June 30,
USD’000	2022 (unaudited)	2021 (unaudited)
Selling & marketing expenses	28	(2)
General & administrative expenses	7	48
Total	35	46

Note 33.	Non-operating income

Non-operating income consisted of the following:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Foreign exchange gain	2,750	1,109
Interest income	2	5
Fair value adjustments on convertible loan with arago	-	5,621
Other	43	46
Total non-operating income from continuing operations	2,795	6,781

Note 34.	Non-operating expenses

Non-operating expenses consisted of the following:

	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Foreign exchange losses	1,688	239
Financial charges	32	97
Interest expense	331	230
Other components of defined benefit plans, net	22	65
Other	10	246
Total non-operating expenses from continuing operations	2,083	877

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 35.	Segment information and geographic data

The Group has two segments: Internet of Things (“IoT”, previously referred to as “Semiconductors”), and managed Public Key Infrastructure (“mPKI”, previously referred to as “Others”). The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance according to these two segments (three in prior period, with the AI segment) for purposes of allocating resources and assessing budgets and performance.

The IoT segment encompasses the design, manufacturing, sales and distribution of microprocessors operations.

The mPKI segment includes all operations relating to the provision of secured access keys, authentication, signing software, certificates and digital security applications.

	6 months ended June 30, 2022 (unaudited)			6 months ended June 30, 2021 (unaudited)
USD'000	IoT	mPKI	Total	IoT	mPKI	Total
Revenues from external customers	10,656	184	10,840	7,200	602	7,802
Intersegment revenues	-	853	853	128	1,365	1,492
Interest revenue	1	2	2	1	50	51
Interest expense	2	335	337	28	236	264
Depreciation and amortization	84	49	133	293	47	340
Segment income /(loss) before income taxes	1,066	(7,653)	(6,587)	(1,936)	(851)	(2,787)
Profit / (loss) from intersegment sales	-	42	42	6	65	71
Income tax recovery /(expense)	-	(1)	(1)	-	(1)	(1)
Other significant non cash items
Share-based compensation expense	-	39	39	-	46	46
Interest and amortization of debt discount and expense	-	134	134	-	455	455
Segment assets	14,341	83,050	97,392	11,282	105,405	116,687

6 months ended June 30, (unaudited)	2022	2021
Revenue reconciliation	USD'000	USD'000
Total revenue for reportable segment	11,693	9,295
Elimination of intersegment revenue	(853)	(1,493)
Total consolidated revenue	10,840	7,802

Loss reconciliation	USD'000	USD'000
Total profit / (loss) from reportable segments	(6,587)	(2,787)
Elimination of intersegment profits	(42)	(71)
Loss before income taxes	(6,628)	(2,858)

As at June 30,	2022	2021
Assets	USD'000	USD'000
Total assets from reportable segments	97,392	116,687
Elimination of intersegment receivables	(9,440)	(10,916)
Elimination of intersegment investment and goodwill	(14,799)	(10,972)
Consolidated total assets	73,153	94,799

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)
Switzerland	427	902
Rest of EMEA*	1,794	1,836
North America	6,937	4,503
Asia Pacific	1,615	516
Latin America	67	45
Total net sales from continuing operations	10,840	7,802
* EM EA means Europe, M iddle East and Africa

Property, plant and equipment, net of depreciation, by region	As at June 30,	As at December 31,
USD'000	2022 (Unaudited)	2021
Switzerland	108	85
Rest of EMEA*	630	481
North America	1	1
Asia Pacific	4	6
Total Property, plant and equipment, net of depreciation	743	573
* EM EA means Europe, Middle East and Africa

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 36.	Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	6 months ended June 30,
Gain / (loss) per share	2022 (unaudited)	2021 (unaudited)
Net gain / (loss) from continuing operations (USD'000)	(6,629)	(2,859)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a
Net income / (loss) attributable to WISeKey International Holding AG after effect of
potentially dilutive instruments (USD'000)	n/a	n/a

Net gain / (loss) from discontinued operations (USD'000)	7,379	(3,249)
Less: Net income / (loss) attributable to noncontrolling interests	1,685	1,767

Net gain / (loss) attributable to WISeKey International Holding AG (USD'000)	2,435	(4,341)
Effect of potentially dilutive instruments on net gain (USD'000)	77	n/a
Net income / (loss) attributable to WISeKey International Holding AG after effect of
potentially dilutive instruments (USD'000)	2,512	n/a

Shares used in net gain / (loss) per share computation:
Weighted average shares outstanding - basic	101,815,223	63,559,699
Effect of potentially dilutive equivalent shares	6,369,009	n/a
Weighted average shares outstanding - diluted	108,184,232	n/a

Net gain / (loss) per share
Basic weighted average loss per share from continuing operations (USD)	(0.07)	(0.04)
Diluted weighted average loss per share from continuing operations (USD)	(0.07)	(0.04)
Basic weighted average loss per share from discontinued operations (USD)	0.07	(0.05)
Diluted weighted average loss per share from discontinued operations (USD)	0.07	(0.05)
Basic weighted average loss per share attributable to WIHN (USD)	0.02	(0.07)
Diluted weighted average loss per share attributable to WIHN (USD)	0.02	(0.07)

For the six months ended June 30, 2022, for purposes of the diluted net loss per share calculation, stock options, convertible instruments and warrants are considered potentially dilutive securities and are excluded from the calculation of diluted net loss per share from continuing operations, because their effect would be anti-dilutive. Therefore, the basic and diluted net loss per share from continuing operations was the same for the six months ended June 30, 2022 due to the Group’s net loss position.

For the six months ended June 30, 2021, for purposes of the diluted net loss per share calculation, stock options, convertible instruments and warrants are considered potentially dilutive securities and are excluded from the calculation of diluted net loss per share, because their effect would be anti-dilutive. Therefore, the basic and diluted net loss per share was the same for the six months ended June 30, 2021 due to the Group’s net loss position.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

Note 37.	Legal proceedings

We are currently not party to any legal proceedings and claims that is not provided for in our financial statements.

Note 38.	Related parties disclosure

Subsidiaries

The consolidated financial statements of the Group include the entities listed in the following table:

						% ownership
	Country of	Year of	Share Capital		% ownership	as at December 31,	Nature of business
Group Company Name	incorporation	incorporation			as at June 30, 2022	2021
WISeKey SA	Switzerland	1999	CHF	933,436	95.75%	95.75%	Main operating company. Sales and R&D services
WISeKey Semiconductors SAS	France	2010	EUR	1,298,162	100.0%	100.0%	Chip manufacturing, sales & distribution
WiseTrust SA	Switzerland	1999	CHF	680,000	100.0%	100.0%	Non-operating investment company
WISeKey ELA SL	Spain	2006	EUR	4,000,000	100.0%	100.0%	Sales & support
WISeKey SAARC Ltd	U.K.	2016	GBP	100,000	51.0%	51.0%	Non trading
WISeKey USA Inc[1]	U.S.A	2006	USD	6,500	100%*	100%*	Sales & support
WISeKey India Private Ltd[2]	India	2016	INR	1,000,000	45.9%	45.9%	Sales & support
WISeKey IoT Japan KK	Japan	2017	JPY	1,000,000	100.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD	100,000	100.0%	100.0%	Sales & distribution
WISeCoin AG	Switzerland	2018	CHF	100,000	90.0%	90.0%	Sales & distribution
WISeKey Equities AG	Switzerland	2018	CHF	100,000	100.0%	100.0%	Financing, Sales & distribution
WISeKey Semiconductors GmbH	Germany	2019	EUR	25,000	100.0%	100.0%	Sales & distribution
WISeKey Arabia - Information Technology Ltd	Saudi Arabia	2019	SAR	200,000.00	51.0%	51.0%	Sales & distribution
WISe.Art AG3	Switzerland	2020	CHF	100,000	100.0%	100.0%	Sales & distribution
WISeKey Vietnam Ltd	Vietnam	2021	VND	689,400,000	95.75%	95.75%	R&D
SEAL (BVI) Corp.	British Virgin Islands	2022	USD	100	100.0%	n/a	Sales & support
WISeKey (Gibraltar) Limited	Gibraltar	2022	GBP	100	100.0%	n/a	Sales & support
Trust Protocol Association	Switzerland	2019	CHF	-	100.0%	100.0%	Association cofounded by WISeKey Equities AG
							involved in Internet security

1 50% owned by WISeKey SA and 50% owned by WiseTrust SA

2 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG

3 Formerly TrusteCoin AG, formerly WiseAI AG, 100% owned by WISeKey International Holding AG from August 27, 2021

Related party transactions and balances

	Receivables as at		Payables as at		Net expenses to		Net income from
	June 30,	December 31,	June 30,	December 31,	in the 6 months ended June 30,		in the 6 months ended June 30,
Related Parties (in USD'000)	2022 (unaudited)	2021	2022 (unaudited)	2021	2022 (unaudited)	2021 (unaudited)	2022 (unaudited)	2021 (unaudited)
1 Carlos Moreira	-	-	341	2,802	-	-	-	-
2 Philippe Doubre	-	-	-	-	21	31	-	-
3 David Fergusson	-	-	-	-	25	45	-	-
4 Eric Pellaton	-	-	-	-	20	24	-	-
5 Jean-Philippe Ladisa	-	-	-	-	25	42	-	-
6 Hans-Christian Boos	-	-	-	2,395	69	58	-	-
7 Nicolas Ramseier	-	-	-	-	1	-	-	-
8 OISTE	32	129	153	189	148	176	30	15
9 Terra Ventures Inc	-	-	30	33	-	-	-	-
10 GSP Holdings Ltd	-	-	15	17	-	-	-	-
11 SAI LLC (SBT Ventures)	-	-	30	34	-	-	-	-
12 Related parties of Carlos Moreira	-	-	-	-	111	89	-	-
Total	32	129	569	5,470	422	466	30	15

1. Carlos Moreira is the Chairman of the Board and CEO of WISeKey. A short-term payable in an amount of CHF 326,014 (USD 341,240) to Carlos Moreira was outstanding as at June 30, 2022, made up of accrued salary and bonus.

2. Philippe Doubre is a former Board member of the Group, and former member of the Group’s nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the six months ended June 30, 2022, relate to his Board fee up until the end of his Board term on June 24, 2022.

3. David Fergusson is a Board member of the Group, and member of the Group’s audit committee and nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the six months ended June 30, 2022, relate to his Board fee.

4. Eric Pellaton is a Board member of the Group, and member of the Group’s nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the six months ended June 30, 2022, relate to his Board fee.

5. Jean-Philippe Ladisa is a Board member of the Group, and member of the Group’s audit committee. The expenses recorded in the income statement in the period to June 30, 2022, relate to his Board fee.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

6. Hans-Christian Boos is the managing director of arago GmbH and, until WISeKey divested it, the former minority shareholder of arago GmbH through two personal companies, Aquilon Invest GmbH and OGARA GmbH. A shareholder of OGARA GmbH, the company that purchased WISeKey’s minority interest in arago, he is one of the beneficial owners benefitting from the purchase of WISeKey’s 51% controlling interest in arago.

One of his wholly-owned personal companies, Aquilon Invest GmbH entered into a loan agreement with arago GmbH for an amount of EUR 1,918,047 prior to the acquisition of arago by WISeKey. The loan bears interest at a rate of 6% per annum. As at December 31, 2021, the balance of the loan and accrued interests due by arago GmbH to Hans-Christian Boos as ultimate beneficiary was EUR 2,105,407 (USD 2,395,219). In the period ended June 24, 2022, a repayment of EUR 158,137 was made under the loan, and an interest charge of EUR 63,162 (USD 69,109) was recorded in the consolidated income statement of WISeKey.

The “Put Option” granted to Aquilon Invest GmbH and OGARA GmbH in 2020 for the remaining 49% share capital of arago in exchange for 12,327,506 WIHN Class B Shares was terminated with the divestiture of arago on June 24, 2022.

7. Nicolas Ramseier is a member of the Group’s advisory committee. The expenses recorded in the income statement in the six months to June 30, 2022, relate to his advisory committee fee.

8. The Organisation Internationale pour la Sécurité des Transactions Electroniques (“OISTE”) is a Swiss non-profit making foundation that owns a cryptographic rootkey. In 2001 WISeKey SA entered into a contract with OISTE to operate and maintain the global trust infrastructures of OISTE. In line with the contract, WISeKey pays a regular fee to OISTE for the use of its cryptographic rootkey. Two members of the Board of Directors of WISeKey are also members of the Counsel of the Foundation which gives rise to the related party situation.

OISTE is also the minority shareholder in WISeCoin AG with a 10% ownership.

The receivable from OISTE as at June 30, 2022 and income recorded in the income statement in the period to June 30, 2022 relate to the facilities and personnel hosted by WISeKey SA on behalf of OISTE. In the six months to June 30, 2022, WISeKey SA invoiced OISTE CHF 27,966 (USD 29,642).

The payable to OISTE as at June 30, 2022 and expenses relating to OISTE recognized in 2022 are made up of license and royalty fees for the year 2022 under the contract agreement with WISeKey SA.

9. Terra Ventures Inc has a 49% shareholding in WISeKey SAARC Ltd. Terra Ventures granted a GBP 24,507 loan to WISeKey SAARC Ltd on January 24, 2017. The loan is non-interest bearing and has no set repayment date.

10. GSP Holdings Ltd is a former shareholder in WISeKey SAARC Ltd. GSP Holdings Ltd granted a GBP 12,500 loan to WISeKey SAARC Ltd on February 02, 2017. The loan is non-interest bearing and has no set repayment date.

11. SAI LLC, doing business as SBT Ventures, is a former shareholder in WISeKey SAARC Ltd. SAI LLC granted a GBP 25,000 loan to WISeKey SAARC Ltd on January 25, 2017. The loan is non-interest bearing and has no set repayment date.

12. Two immediate family members of Carlos Moreira are employed by WISeKey SA. In line with ASC 850-10-50-5, transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis. In the six months to June 30, 2022, the aggregate employment remuneration of these two immediate family members amounting to CHF 105,174 (USD 111,474) was recorded in the income statement.

Note 39.	Subsequent events

Share buyback program

On July 7, 2022, WISeKey completed its Class B share buyback program which was put in place on July 9, 2019. Since the start of this program, through different transactions, WISeKey repurchased an aggregate of 1,074,305 WIHN Class B Shares, either directly as WIHN Class B Shares or indirectly by repurchasing its American Depositary Shares (“ADS”), for a total purchase value of CHF 1,471,609 at an average purchase price of CHF 1.37 per WIHN Class B share.

The maximum aggregate amount of WIHN Class B Shares, including ADSs, the Company could have repurchased under the share buyback program was 3,682,848 registered WIHN Class B shares with a nominal value of CHF 0.05 each.

WISeKey International Holding Ltd	Consolidated Financial Statements as at June 30, 2022

L1 Facility

After June 30, 2022, WISeKey made one subscription under the L1 Second Amendment for USD 1 million. The funds were received on July 13, 2022.

After June 30, 2022, L1 issued a total of four conversion notices, resulting in the aggregated conversion of USD 600,000 and the delivery of 2,667,778 WIHN Class B Shares.

Bond Purchase and Transfer Agreement with Harbert European Specialty Lending Company II S.à r.l.

In 2018, prior to WISeKey acquiring a 51% controlling interest in arago, arago entered into a a framework subscription agreement with respect to the issuance of bearer bonds with Harbert, secured by, inter alia, an IP Pledge Agreement and an Account Pledge Agreement over arago’s assets. In accordance with this agreement, arago issued the Bonds to Harbert.

On July 28, 2022, WISeKey signed a Bond Purchase and Transfer Agreement with Harbert to purchase the outstanding Bonds amounting to EUR 1,232,704.32 for a purchase price of EUR 1,232,704.32. As a result of this agreement, all rights, claims, title, interest and benefit under the Bonds, including the pledge agreements, were transferred to WISeKey. The purchase price was paid on August 4, 2022.

Note 40.	Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

WISeKey does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations.

However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact WISeKey’s supply chain in the future.

As at June 30, 2022, the Group has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgements and significant estimates, and has concluded that no changes were required. WISeKey will continue to monitor these areas of increased risk for material changes.